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                                                                    EXHIBIT 23.1

                    AUDITORS REPORT ON SCHEDULE AND CONSENT

The Board of Directors
Skechers U.S.A., Inc.

     The audits referred to in our report dated March 19, 1998, except for the second paragraph of note 5 and note 13 which are as of July 1, 1998, included the related financial statement schedule as of December 31, 1997, and for each of the years in the three-year period ended December 31, 1997, included in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

     We consent to the use of our reports included herein and to the reference to our firm under the headings "Selected Financial Data" and "Experts" in the prospectus.

                                          KPMG Peat Marwick LLP

Los Angeles, California
July 28, 1998